For Immediate Release
Contact: Investor and Public Relations 214-299-7660 info@skypetroleum.com

Sky Petroleum Appoints Dr. David Anthony Lawson Jenkins to Advisory Board

Dallas, Texas, June 30, 2014 — Sky Petroleum, Inc. (OTCBB: SKPI), a United States public oil and gas company engaged in the business of acquisition, development, exploration and production of oil and natural gas reserves, announced today the appointment of Dr. David Anthony Lawson Jenkins, BA, Ph.D. (Geology), to its Advisory Board. Dr. Jenkins is a recognized authority on oil and gas technology and an experienced international explorationist. He graduated with a Ph.D. in Geology from Clare College of Cambridge University, England.

Dr. Jenkins had a distinguished career spanning 37 years with British Petroleum from 1961 to 1998, where he served in many high level positions. His senior roles in BP Exploration included Chief Geologist (1979-1982), General Manager Exploration (1984-88) and Chief Executive Technology (1988-97). He retired in 1998 as Director Technology and Chief Technology Advisor for the BP Group.

Since 1998 Dr. Jenkins served as a Non-Executive Director (NED) on the Board of Ranger Oil (1999-2000) and subsequently BHP Ltd/BHP Billiton plc/Ltd (2000-09). He is currently a NED on the Boards of two AIM listed exploration companies, President Energy plc (since 2012) and Hurricane Energy plc (since 2013) and is also on the Board of Black Platinum Energy, a company exploring offshore Indonesia.

His advisory positions have included working with Halliburton, Landmark Graphics, Science Applications International Corporation, Consort Resources, Celerant Consulting and Cuadrilla Resources. He is presently a Corporate Advisor to Temasek Holdings (Private) Ltd, the Singapore investment fund and an Industry Advisor to Riverstone Holdings LLC, a New York based Private Equity Group.

“Sky Petroleum is excited to welcome Dr. Jenkins as a member of the Company’s Board of Advisors,” commented Karim Jobanputra, Interim Chief Executive Officer of Sky Petroleum. “Dr. Jenkins brings senior level experience and many industry relationships to Sky Petroleum, and we look forward to his counsel and efforts on behalf of the company.”

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, including the focus of Sky Petroleum’s business and its ability to implement its business strategy. Forward looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, government regulation, enforceability of contractual rights, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.